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                                                                    EXHIBIT 99.3

                          OTTAWA FINANCIAL CORPORATION
                               245 CENTRAL AVENUE
                            HOLLAND, MICHIGAN 49423
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                           NOTICE OF SPECIAL MEETING
                   TO BE HELD ON NOVEMBER             , 2000
           ---------------------------------------------------------

     NOTICE IS HEREBY GIVEN that Ottawa Financial Corporation will hold a
special meeting of its shareholders, on November   , 2000 at 3:00 p.m., local
time, at the Holiday Inn and Conference Center, 650 East 24th Street, Holland, Michigan. The purpose of the meeting is:

     1. to consider and vote on a proposal to adopt the affiliation agreement, dated as of August 31, 2000, by and between Fifth Third Bancorp and Ottawa Financial Corporation relating to, among other matters, the merger of Ottawa with and into Fifth Third. A copy of the affiliation agreement is attached as Annex A to the proxy statement/prospectus accompanying this notice; and

     2. to consider and vote upon such other matters as may properly come before the meeting.

     YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AFFILIATION AGREEMENT AND RECOMMENDS YOU VOTE "FOR" THE PROPOSAL.

     Only shareholders of record at the close of business on October 2, 2000 are entitled to notice of and to vote at the special meeting or any adjournments or postponements of that meeting. A list of Ottawa shareholders entitled to vote at the special meeting will be available for examination by any shareholder at the main office of Ottawa during ordinary business hours for at least ten days prior to the special meeting, as well as at the special meeting.

     YOUR VOTE IS VERY IMPORTANT! THE AFFIRMATIVE VOTE OF AT LEAST A MAJORITY OF THE ISSUED AND OUTSTANDING SHARES OF OTTAWA COMMON STOCK ENTITLED TO VOTE IS REQUIRED TO ADOPT THE AFFILIATION AGREEMENT. To ensure that your shares are voted at the special meeting, please sign, date and promptly mail the accompanying proxy card in the enclosed envelope. Any shareholder of record present at this meeting or at any adjournments or postponements of the meeting may revoke his or her proxy and vote personally on each matter brought before the meeting. You may revoke your proxy at any time before it is voted.

     Remember, if your shares are held in the name of a broker, only your broker can vote your shares and only after receiving your instructions. Please contact the person responsible for your account and instruct him/her to execute a proxy card on your behalf. You should also sign, date and mail your proxy at your earliest convenience.

     Please review the proxy statement/prospectus accompanying this notice for more complete information regarding the matter proposed for your consideration at the special meeting. Should you have any questions or require assistance, please call Regan & Associates, Inc., who is assisting us, at 1-800-737-3426.

                                          By Order of the Board of Directors

                                          Ronald L. Haan
                                          President, Chief Operating Officer and
                                          Secretary

October   , 2000

     THE BOARD OF DIRECTORS OF OTTAWA UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ADOPTION OF THE AFFILIATION AGREEMENT. YOUR SUPPORT IS APPRECIATED.